Enclosed for filing you will find an amended annual report on Form NSAR-B/A for the period ended April 30, 2016, originally filed with the U.S. Securities and Exchange Commission on June 29, 2016, (the "Form NSAR-B").
The purpose of this amended filing is to include responses for the Prime STIF Portfolio.

Except as set forth above, no other changes have been made to the Form NSAR-B, and this amended filing does not amend, update or change any other items or disclosure found in the Form NSAR-B.